A special meeting of the fund's shareholders was held on July 15, 2009. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	2,824,866,659.44	95.247
Withheld	140,954,635.73	4.753
TOTAL	2,965,821,295.17	100.000
Albert R. Gamper, Jr.
Affirmative	2,826,472,229.06	95.301
Withheld	139,349,066.11	4.699
TOTAL	2,965,821,295.17	100.000
Abigail P. Johnson
Affirmative	2,823,209,261.72	95.191
Withheld	142,612,033.45	4.809
TOTAL	2,965,821,295.17	100.000
Arthur E. Johnson
Affirmative	2,823,713,458.39	95.208
Withheld	142,107,836.78	4.792
TOTAL	2,965,821,295.17	100.000
Michael E. Kenneally
Affirmative	2,827,655,790.50	95.341
Withheld	138,165,504.67	4.659
TOTAL	2,965,821,295.17	100.000
James H. Keyes
Affirmative	2,827,866,607.19	95.349
Withheld	137,954,687.98	4.651
TOTAL	2,965,821,295.17	100.000
Marie L. Knowles
Affirmative	2,828,174,804.15	95.359
Withheld	137,646,491.02	4.641
TOTAL	2,965,821,295.17	100.000
	# of Votes	% of Votes
Kenneth L. Wolfe
Affirmative	2,827,186,678.83	95.326
Withheld	138,634,616.34	4.674
TOTAL	2,965,821,295.17	100.000

A Denotes trust-wide proposal and voting results.